Exhibit 1.1

$205,000,000

FORBES ENERGY SERVICES LLC

FORBES ENERGY CAPITAL INC.

11% Senior Secured Notes due 2015

PURCHASE AGREEMENT

February 7, 2008

JEFFERIES & COMPANY, INC.

520 Madison Avenue

New York, New York 10022

Ladies and Gentlemen:

Forbes Energy Services LLC, a Delaware limited liability company (the “Company”), Forbes Energy Capital Inc., a Delaware corporation (“Capital” and, together with the Company, the “Co-Issuers”), C.C. Forbes, LLC, a Delaware limited liability company, TX Energy Services, LLC, a Delaware limited liability company, and Superior Tubing Testers, LLC, a Delaware limited liability company (each a “Guarantor” and collectively, the “Guarantors”), hereby agree with you as follows:

1. Issuance of Notes. Subject to the terms and conditions herein contained, the Co-Issuers propose to issue and sell to Jefferies & Company, Inc. (the “Initial Purchaser”) $205,000,000 aggregate principal amount of 11% Senior Secured Notes due 2015 (each a “Note” and, collectively, the “Notes”). The Notes will be issued pursuant to an indenture (the “Indenture”), to be dated as of February 12, 2008, among the Co-Issuers, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

The Notes will be offered and sold to the Initial Purchaser pursuant to an exemption from the registration requirements under the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder, (collectively, the “Securities Act”). Upon original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Securities Act, the Notes shall bear the legends set forth in the final offering circular, dated the date hereof (the “Final Offering Circular”).

The Co-Issuers have prepared a preliminary offering circular, dated January 28, 2008 (the “Preliminary Offering Circular”), (ii) a pricing term sheet attached hereto as Schedule I, which includes pricing terms and other information with respect to the Notes (the “Pricing Supplement”) and (iii) the Final Offering Circular, in each case, relating to the offer and sale of the Notes (the “Offering”). All references in this Agreement to (a) the Preliminary Offering Circular or the Final Offering Circular include (i) all documents and information contained in the

Preliminary Offering Circular or the Final Offering Circular, as the case may be, and include such Preliminary Offering Circular and Final Offering Circular as amended or supplemented and (ii) any electronic Preliminary Offering Circular or electronic Final Offering Circular, as the case may be, provided in connection with the Offering and (b) documents, financial statements and schedules and other information which are “contained,” “included” or “stated” in the Preliminary Offering Circular or the Final Offering Circular (and all other references of like import) shall be deemed to mean and include all such documents, financial statements and schedules and other information which are in the Preliminary Offering Circular or the Final Offering Circular, as the case may be. The Preliminary Offering Circular and the Pricing Supplement are collectively referred to herein as the “Time of Sale Document.”

Pursuant to the terms of the Collateral Agreements (as defined in the Time of Sale Document and the Final Offering Circular under the caption “Description of Notes”), all of the obligations of the Co-Issuers and the Guarantors under the Notes and the Indenture will be secured by liens and security interests in substantially all of the assets of the Co-Issuers and the Guarantors as set forth in the Collateral Agreements, subject to exceptions to be specified in the Indenture (the “Collateral”).

2. Terms of Offering. The Initial Purchaser has advised the Co-Issuers, and the Co-Issuers understand, that the Initial Purchaser will make offers to sell (the “Exempt Resales”) some or all of the Notes purchased by the Initial Purchaser hereunder on the terms set forth in the Final Offering Circular, as amended or supplemented, to persons (the “Subsequent Purchasers”) whom the Initial Purchaser (i) reasonably believes to be “qualified institutional buyers” (“QIBs”) as defined in Rule 144A under the Securities Act, as such may be amended from time to time, (ii) reasonably believes (based upon written representations made by such persons to the Initial Purchaser) to be institutional “accredited investors” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act (“Accredited Investors”) or (iii) reasonably believes to be non-”U.S. persons” or non-”U.S. purchasers” (as defined in Regulation S under the Securities Act) in reliance upon Regulation S under the Securities Act.

Pursuant to the Indenture, all existing and future Domestic Subsidiaries of the Company (other than Capital) shall fully and unconditionally guarantee, on a joint and several senior secured basis, to each holder of the Notes and the Trustee, the payment and performance of the Co-Issuers’ obligations under the Indenture and the Notes (each such guarantee being referred to herein as a “Guarantee”).

Holders of the Notes (including Subsequent Purchasers) will have the registration rights set forth in the registration rights agreement applicable to the Notes (the “Registration Rights Agreement”), to be executed on and dated as of the date hereof. Pursuant to the Registration Rights Agreement, the Co-Issuers and the Guarantors will agree, among other things, to (i) file with the Commission (a) a registration statement under the Securities Act (the “Registration Statement”) relating to the Notes (the “Exchange Notes”), the Guarantees (the “Exchange Guarantees”) and the Collateral Agreements (the “Exchange Collateral Agreements”), each of which shall be identical to the Notes (except that the Exchange Notes shall have been registered pursuant to such registration statement and will not be subject to restrictions on transfer or liquidated damages), the Guarantees and the Collateral Agreements, respectively (such offer to exchange being referred to as the “Exchange Offer”), and/or (b) under certain circumstances, a shelf registration statement pursuant to Rule 415 under the Securities

Act (the “Shelf Registration Statement”) covering the resale of the Notes, (ii) use all commercially reasonable efforts to cause the Registration Statement or the Shelf Registration Statement, as the case may be, to be declared effective under the Securities Act and (iii) use all commercially reasonable efforts to consummate the Exchange Offer or maintain the effectiveness of the Shelf Registration Statement, in each case, within or for the time periods specified in the Registration Rights Agreement, and subject to the provisions contained therein. If required under the Registration Rights Agreement, the Co-Issuers will issue Exchange Notes to the Initial Purchaser (the “Private Exchange Notes,” and collectively with the Notes and the Exchange Notes, the “Securities”). If the Co-Issuers and the Guarantors fail to satisfy their obligations under the Registration Rights Agreement, they will be required to pay additional interest to the holders of the Notes under certain circumstances.

This Agreement, the Indenture, the Collateral Agreements, the Registration Rights Agreement, the Guarantees, and the Securities are collectively referred to herein as the “Transaction Documents,” and the transactions contemplated hereby and thereby are referred to herein collectively as the “Transactions.”

3. Purchase, Sale and Delivery. On the basis of the representations, warranties, agreements and covenants herein contained and subject to the terms and conditions herein set forth, the Co-Issuers agree to issue and sell to the Initial Purchaser, and the Initial Purchaser agrees to purchase from the Co-Issuers, the Notes at a purchase price of 92.635% of the aggregate principal amount at maturity thereof. Delivery to the Initial Purchaser of and payment for the Notes shall be made at a Closing (the “Closing”) to be held at 10:00 a.m., New York time, on February 12, 2008 (the “Closing Date”) at the offices of Jones Day, 222 East 41st Street, New York, New York 10017, or such other location on which the Company and the Initial Purchaser mutually agree; provided, however, that if the Closing has not taken place on the Closing Date because of a failure to satisfy one or more of the conditions specified in Section 7 hereof, “Closing Date” shall mean 10:00 a.m., New York time, on the first business day following the satisfaction (or waiver) of all such conditions after notification by the Co-Issuers to the Initial Purchaser of the satisfaction (or waiver) of such conditions.

The Co-Issuers shall deliver to the Initial Purchaser one or more certificates representing the Notes in definitive form, registered in such names and denominations as the Initial Purchaser may request, against payment by the Initial Purchaser of the purchase price therefor by immediately available Federal funds bank wire transfer to such bank account or accounts as the Co-Issuers shall designate to the Initial Purchaser at least two business days prior to the Closing. The certificates representing the Notes in definitive form shall be made available to the Initial Purchaser for inspection at the offices of Jones Day, 222 East 41st Street, New York, New York 10017 (or such other place as shall be reasonably acceptable to the Initial Purchaser) not later than 10:00 a.m. one business day immediately preceding the Closing Date. Notes to be represented by one or more definitive global securities in book-entry form will be deposited on the Closing Date, by or on behalf of the Co-Issuers, with The Depository Trust Company (“DTC”) or its designated custodian, and registered in the name of Cede & Co.

4. Representations and Warranties of the Company and the Guarantors. The Co-Issuers and the Guarantors jointly and severally represent and warrant to the Initial Purchaser that, as of the date hereof and as of the Closing Date:

(a)	No Material Misstatement or Omission. (i) The Time of Sale Document, and any amendment or supplement thereto, as of the date thereof and at all times subsequent thereto up to the Closing Date, did not and does not contain any untrue statement of a material fact, or omitted or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (ii) the Final Offering Circular, at the time of each sale of the Notes and at the Closing Date, as then amended or supplemented by the Co-Issuers, if applicable, did not and will not, contain any untrue statement of a material fact, or omitted or will omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this Section 4(a) do not apply to statements or omissions made in reliance upon and in conformity with information relating to the Initial Purchaser and furnished to the Co-Issuers in writing by the Initial Purchaser expressly for use in the Preliminary Offering Circular or the Final Offering Circular or any amendment or supplement thereto, it being understood and agreed that the only such information furnished by the Initial Purchaser to the Company consists of the information described in Section 12 hereof. No injunction or order has been issued that either (i) asserts that any of the Transactions is subject to the registration requirements of the Securities Act or (ii) would prevent or suspend the issuance or sale of any of the Notes or the use of the Time of Sale Document, the Final Offering Circular or any amendment or supplement thereto, in any jurisdiction. No statement of material fact included in the Final Offering Circular has been omitted from the Time of Sale Document and no statement of material fact included in the Time of Sale Document that is required to be included in the Final Offering Circular has been omitted therefrom.

(b)	Statistical and Market Data. The statistical and market-related data included under the captions “Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” included in the Time of Sale Document and the Final Offering Circular are based on or derived from sources that the Co-Issuers believe to be reliable and accurate in all material respects.

(c)	Subsidiaries. Each corporation, partnership, or other entity in which the Company, directly or indirectly through any of its subsidiaries, owns one hundred percent (100%) of any class of equity securities or interests is listed on Schedule II attached hereto (the “Subsidiaries”).

(d)

Incorporation and Good Standing of the Co-Issuers and the Subsidiaries. The Co-Issuers and each of the Subsidiaries (i) has been duly organized or formed, as the case may be, is validly existing and is in good standing under the laws of its jurisdiction of organization, (ii) has all requisite corporate or limited liability company power and authority to carry on its business and to own, lease and operate its properties and assets in the manner described in the Time of Sale Document, and (iii) is duly qualified or licensed to do business and is in good standing as a foreign corporation, partnership or other entity as the case may be, authorized to do business in each jurisdiction in which the nature of such businesses or the ownership or leasing of such properties requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on (A) the properties, business, prospects, operations, earnings, assets, liabilities or condition (financial or otherwise) of the Co-Issuers and the

Subsidiaries, taken as a whole, (B) the ability of the Co-Issuers to perform their obligations in all material respects under any Transaction Document, (C) the enforceability of the Collateral Agreements or the attachment, perfection or priority of any of the Liens (as defined below) or security interests intended to be created thereby, (D) the validity or enforceability of any of the Transaction Documents, and (E) the consummation of any of the Transactions contemplated under any of the Transaction Documents (each, a “Material Adverse Effect”).

(e)	Capitalization and Other Stock Matters. All of the issued and outstanding equity interests of the Company and each of the Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable, and were not issued in violation of, and are not subject to, any preemptive or similar rights. The table under the caption “Capitalization” in the Time of Sale Document and the Final Offering Circular (including the footnotes thereto) sets forth, as of its date, the capitalization of the Forbes Group (as defined in the Time of Sale Document and the Final Offering Circular). All of the outstanding shares of capital stock or other equity interests of each of the Subsidiaries are owned, directly or indirectly, by the Company, free and clear of all liens, security interests, mortgages, pledges, charges, equities, claims or restrictions on transferability or encumbrances of any kind (collectively, “Liens”), other than those imposed by the Securities Act and the securities or “Blue Sky” laws of certain domestic or foreign jurisdictions. Except as disclosed in the Time of Sale Document and the Final Offering Circular, there are no outstanding (A) options, warrants or other rights to purchase from the Company or any of the Subsidiaries, (B) agreements, contracts, arrangements or other obligations of the Company, Capital or any of the Subsidiaries to issue or (C) other rights to convert any obligation into or exchange any securities for, in the case of each of clauses (A) through (C), shares of capital stock of or other ownership or equity interests in the Company or any of the Subsidiaries.

(f)	The Transaction Documents and the Transactions. Each of the Co-Issuers and Guarantors that are corporations have all requisite corporate power and authority, and each of the Co-Issuers and Guarantors that are limited liability companies have all the requisite limited liability company power and authority, to execute, deliver and perform their respective obligations under the Transaction Documents to which they are a party, to issue the Securities and to consummate the Transactions contemplated thereby. Each of the Transaction Documents has been duly and validly authorized, executed and delivered by the Co-Issuers and the Guarantors party thereto, and each of the Transaction Documents, when executed and delivered by the Co-Issuers and the Guarantors party thereto, will constitute a legal, valid and binding obligation of each of the Co-Issuers and such Guarantors, enforceable against each of the Co-Issuers and such Guarantors in accordance with its terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought. When executed and delivered, the Transaction Documents will conform in all material respects to the descriptions thereof in the Time of Sale Document and the Final Offering Circular.

(g)	The Securities. The Securities, when issued, will be in the form contemplated by the Indenture. When executed and delivered by the Co-Issuers and the Guarantors, the Indenture will meet the requirements for qualification under the Trust Indenture Act of 1939, as amended (the “TIA”). The Securities have each been duly and validly authorized by each of the Co-Issuers and Guarantors and, in the case of the Notes, when delivered to and paid for by the Initial Purchaser in accordance with the terms of this Agreement and the Indenture, will have been duly executed, issued and delivered and will be legal, valid and binding obligations of the Co-Issuers, entitled to the benefit of the Indenture, the Collateral Agreements and the Registration Rights Agreement, and enforceable against the Co-Issuers in accordance with their terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought.

(h)	The Guarantees. The Guarantees, Exchange Guarantees and Private Exchange Guarantees have been duly and validly authorized by the Guarantors and, when executed by the Guarantors, will have been duly executed, issued and delivered and will be legal, valid and binding obligations of the Guarantors, entitled to the benefit of the Indenture, the Collateral Agreements and the Registration Rights Agreement, and enforceable against the Guarantors in accordance with their terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought.

(i)	No Financing Statements. As of the Closing Date, except with respect to the security interests, liens or encumbrances permitted under the Indenture, there will be no currently effective financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future Lien on, or security interest in, any assets or property of the Company or any Subsidiary or any rights thereunder.

(j)	Collateral.

(i)	Upon delivery to the Notes Collateral Agent of the certificates or instruments representing or evidencing the Collateral in accordance with the Collateral Agreements and, in the case of Collateral not constituting certificated securities or instruments, the filing of Uniform Commercial Code financing statements in the appropriate filing office, the Notes Collateral Agent will obtain a valid and perfected security interest in such Collateral, subject only to the security interests, liens or encumbrances permitted under the Indenture, in each case, to the extent that a security interest in such Collateral may be perfected by such filings.

(ii)	Upon filing by the Notes Collateral Agent of (A) financing statements, (B) any filings required with the United States Patent and Trademark Office and (C) any filings required with the United States Copyright Office, the security interests granted pursuant to the Collateral Agreements will constitute valid and perfected security interests subject only to the security interests, liens or encumbrances permitted under the Indenture, on such Collateral described therein for the ratable benefit of the Secured Parties (as defined in the Collateral Agreements) to the extent that a security interest in such Collateral may be perfected by such filings.

(iii)	The Mortgages (as defined in the Collateral Agreements) will be effective to grant a legal and valid mortgage Lien on all of the mortgagor’s right, title and interest in each of the Mortgaged Properties (as defined in the Collateral Agreements) thereunder. When the Mortgages are duly recorded in the proper recorders’ offices or appropriate public records and the mortgage recording fees and taxes in respect thereof are paid and compliance is otherwise had with the formal requirements of state or local law applicable to the recording of real estate mortgages generally, each such Mortgage shall constitute a valid, perfected and enforceable security interest in the related Mortgage Property, for the ratable benefit of the Secured Parties, subject only to the encumbrances and exceptions to title expressly set forth in the commitments for mortgage title insurance and except that enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability from time to time in effect relating to or affecting creditors’ rights and general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

(iv)	All information certified by the Chief Financial Officer of the Company in the Perfection Certificate dated as of the Closing Date and delivered by such officer on behalf of the Company is true and correct both as of the date hereof and as of the Closing Date.

(k)

Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required. Neither the Company nor any of the Subsidiaries is in violation of its certificate of incorporation, by-laws or other organizational documents (the “Charter Transaction Documents”). Neither the Company nor any of the Subsidiaries is (i) in violation of any Federal, state, local or foreign statute, law (including, without limitation, common law) or ordinance, or any judgment, decree, rule, regulation or order (collectively, “Applicable Law”) of any Federal, state, local or other governmental authority, governmental or regulatory agency or body, court, arbitrator or self-regulatory organization, domestic or foreign (each, a “Governmental Authority”) applicable to any of them or any of their respective properties, or (ii) in breach of or default under any bond, debenture, note or other evidence of indebtedness, indenture, mortgage, deed of trust, lease or any other agreement or instrument to which any of them is a party or by which any of them or their respective property is bound (collectively, “Applicable Agreements”), except for (i) breach of notice provisions relating to transactions pursuant to which the Company and its subsidiaries were reorganized contained in agreements and instruments evidencing debt to be repaid on the Closing Date with the proceeds of this offering and (ii) any such violations, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All Applicable Agreements are in full force and effect and are legal, valid and binding obligations, other than as disclosed in the Time of Sale Document. There exists no condition that, with the passage of time or otherwise, would constitute (a) a violation of such Charter Transaction Documents or Applicable Laws, (b) a breach of or default under any Applicable Agreement or (c) result in the imposition of any penalty or the acceleration of any indebtedness. Neither the execution, delivery or performance of the Transaction Documents nor the consummation of any Transactions contemplated therein, including the issuance and sale of the Securities, will conflict with, violate, constitute a breach of or a default (with the passage of time or otherwise) or a Debt Repayment Triggering Event (as defined below) under, require the consent of any person (other than consents already obtained and in full force and effect) under, result in the imposition of a Lien on any assets of the Company or any of its respective Subsidiaries (except for Liens pursuant to the Collateral Agreements), or result in an acceleration of indebtedness under or pursuant to (i) the Charter Transaction Documents, (ii) any Applicable Agreement, or (iii) any Applicable Law, except in the case of this clause (ii) and (iii), as would not have a Material Adverse Effect. After consummation of the Offering and the other Transactions, no default, event of default or Debt Repayment Triggering Event will exist. No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency, is required for the Co-Issuers’ or the Guarantors’ execution, delivery and performance of the Transaction Documents and consummation of the Transactions, except (i) with respect to the transactions contemplated by the Registration Rights Agreement, (ii) as required by the state securities or “Blue Sky” laws, (iii) for such consents, approvals, authorizations, orders, filings or registrations that have been obtained or made and are in full force and effect and (iv) the filing with the Commission of a Statement of Eligibility under the Trust Indenture Act of the Trustee for the Notes on Form T-l. As used herein, a “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of the Subsidiaries.

(l)

No Material Actions or Proceedings. There is no action, claim, suit, demand, hearing, notice of violation or deficiency, or proceeding, domestic or foreign (collectively, “Proceedings”), pending or, to the best knowledge of the Company or any of the Subsidiaries, threatened, (i) against or affecting the Company or any of the Subsidiaries, (ii) which has as the subject thereof any officer or director of, or property owned or leased by, the Company or any of the Subsidiaries, (iii) relating to environmental or discrimination matters, where in any such case (A) there is a reasonable possibility that any such Proceeding might be determined adversely to the Company, such Subsidiary or such officer or director, (B) any such Proceeding, if so determined adversely, would reasonably be expected to result in a Material Adverse Effect or adversely affect the consummation of the Offering or the other Transactions contemplated by this Agreement or (C) any such Proceeding is or would be material in the context of the issuance and sale of any Securities, (iv) seeks to restrain, enjoin, prevent the consummation of, or otherwise challenge any of the Transaction Documents the Offering or any of the other

Transactions contemplated therein, or (v) would, individually or in the aggregate, have a Material Adverse Effect. None of the Co-Issuers or the Guarantors is subject to any judgment, order, decree, rule or regulation of any Governmental Authority that would, individually or in the aggregate, have a Material Adverse Effect.

(m)	All Necessary Permits. Each of the Company and the Subsidiaries possess all licenses, permits, certificates, consents, orders, approvals and other authorizations from, and has made all declarations and filings with, all Governmental Authorities, presently required or necessary to own or lease, as the case may be, and to operate their respective properties and to carry on their respective businesses as now or proposed to be conducted as set forth in the Time of Sale Document and the Final Offering Circular (“Permits”), except where the failure to obtain such Permits would not, individually or in the aggregate, have a Material Adverse Effect; each of the Company and the respective Subsidiaries has fulfilled and performed all of its obligations with respect to such Permits and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results, or after notice or lapse of time would result in any other material impairment of the rights of the holder of any such Permit; and none of the Company or the Subsidiaries has received, or has any reason to believe that it has received or will receive, any notice of any proceeding relating to revocation or modification of any such Permit, except as described in the Time of Sale Document and the Final Offering Circular or except where such revocation or modification would not, individually or in the aggregate, have a Material Adverse Effect.

(n)	Title to Properties. Each of the Company and the Subsidiaries has good and marketable title to all real property owned by it and good title to all personal property owned by it and good and marketable and indefeasible title to all leasehold estates in real and personal property being leased by it and, as of the Closing Date, will be free and clear of all Liens (other than the security interests, liens or encumbrances permitted under the Indenture). All Applicable Agreements to which the Company or any of its respective Subsidiaries is a party or by which any of them is bound are valid and enforceable against each of the Company or such Subsidiary, as applicable, and are valid and enforceable against the other party or parties thereto and are in full force and effect with only such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect.

(o)	Tax Law Compliance. All Tax returns required to be filed by the Company and each of the Subsidiaries have been filed and all such returns are true, complete, and correct in all material respects. All material Taxes that are due from the Company and the Subsidiaries have been paid other than those (i) currently payable without penalty or interest or (ii) being contested in good faith and by appropriate proceedings and for which adequate accruals have been established in accordance with generally accepted accounting principles of the United States, applied on a consistent basis throughout the periods involved (“GAAP”). To the knowledge of the Company, after reasonable inquiry, there are no actual or proposed Tax assessments against the Company or any of the Subsidiaries that would, individually or in the aggregate, have a Material Adverse Effect. The accruals on the books and records of the Company and the Subsidiaries in respect of any material Tax liability for any period not finally determined are adequate to meet any assessments of Tax for any such period. For purposes of this Agreement, the term “Tax” and “Taxes” shall mean all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

(p)	Intellectual Property Rights. Each of the Company and the Subsidiaries owns, or is licensed under, and has the right to use, all patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names (collectively, “Intellectual Property”) used in the conduct of its businesses and, as of the Closing Date, will be free and clear of all Liens, other than the security interests, liens or encumbrances permitted under the Indenture. No claims or notices of any potential claim have been asserted by any person challenging the use of any such Intellectual Property by the Company or any of the Subsidiaries or questioning the validity or effectiveness of the Intellectual Property or any license or agreement related thereto (other than any claims that, if successful, would not, individually or in the aggregate, have a Material Adverse Effect). The use of such Intellectual Property by the Company or any of the Subsidiaries will not infringe on the Intellectual Property rights of any other person.

(q)	Company’s Accounting System. Subject to the material weaknesses and significant deficiencies described in the Time of Sale Document and the Final Offering Circular and in subsection (s) below, the Company makes and keeps accurate books and records and maintains a system of internal accounting controls and procedures sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences.

(r)	Preparation of the Financial Statements. The audited combined financial statements and related notes of the Forbes Group contained in the Time of Sale Document and the Final Offering Circular (the “Financial Statements”) present fairly the financial position, results of operations and cash flows of the Forbes Group, as of the respective dates and for the respective periods to which they apply and have been prepared in accordance with GAAP and the requirements of Regulation S-X of the Securities Act. The financial data set forth under “Summary Historical Combined Financial Information” and “Selected Historical Combined Financial Information” included in the Time of Sale Document and the Final Offering Circular has been prepared on a basis consistent with that of the Financial Statements and present fairly the financial position and results of operations of the Forbes Group as of the respective dates and for the respective periods indicated. The pro forma financial information and related notes of the Company and the Subsidiaries contained in the Time of Sale Document and the Final Offering Circular have been prepared in accordance with the requirements of Regulation S-X and give effect to assumptions used in the preparation thereof on a reasonable basis and in good faith. All other financial, statistical, and market and industry-related data included in the Time of Sale Document and the Final Offering Circular are fairly and accurately presented and are based on or derived from sources that the Co-Issuers believe to be reliable and accurate.

(s)	Disclosure Controls and Procedures; Deficiencies in or Changes to Internal Control Over Financial Reporting. Each of the Company and the Subsidiaries has established and maintains and evaluates “disclosure controls and procedures” (as such term is defined in Rule 13a-15 and 15d-15 under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Exchange Act”)) and “internal control over financial reporting” (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to each of the Company’s chief executive officer and chief financial officer by others within the Company, and, except as described in this subsection (s) and in the Time of Sale Document and the Final Offering Circular, such disclosure controls and procedures are effective to perform the functions for which they were established. The Company’s independent auditors and board of directors have been advised of: (i) all significant deficiencies, if any, in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and (ii) all fraud, if any, whether or not material, that involves management or other employees who have a role in the Company’s internal controls; all material weaknesses, if any, in internal controls have been identified to the Company’s independent auditors; since the date of the most recent evaluation of such disclosure controls and procedures and internal controls, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses. The Time of Sale Document accurately describes and the Final Offering Circular will accurately describe all of the material weaknesses and significant deficiencies that have been identified by the Company’s independent auditors in their audit of the financial statements of the Forbes Group.

(t)	Independent Accountants. PricewaterhouseCoopers LLP, who have certified and expressed their opinion with respect to the financial statements of the Company (which term as used in this Agreement includes the related notes thereto) contained or to be contained in the Time of Sale Document and the Final Offering Circular, are (i) independent public or certified public accountants as required by the Exchange Act, (ii) in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X and (iii) a registered public accounting firm as defined by the Public Company Accounting Oversight Board.

(u)

No Material Adverse Change. Subsequent to the respective dates as of which information is given in the Time of Sale Document and the Final Offering Circular, except as disclosed in the Time of Sale Document and the Final Offering Circular, (i) neither the Company nor any of the Subsidiaries has incurred any liabilities, direct or contingent, including without limitation any losses or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, that are material, individually or in the aggregate, to the Company, or has entered into any transactions not in the ordinary course of business, (ii) there has not been any material decrease in the equity or any material increase in long-term indebtedness or any material increase in short-term indebtedness of the Company, or any payment of or declaration to pay any dividends or any other distribution with respect to the Company, except for such distributions as have been made to the Company’s equity holders in respect of such equity holders’ allocable portion of taxes payable in respect of the taxable income of the Forbes Group as described in the Time of Sale Document and the Final Offering Circular, and (iii) there has not been any material adverse change in the properties, business, prospects, operations, earnings, assets, liabilities or condition (financial or otherwise) of the Company and the Subsidiaries in the aggregate (each of clauses (i), (ii) and (iii), a “Material Adverse Change”). To the knowledge of the Company after reasonable inquiry, there is no event that is reasonably likely to occur, which if it were to occur, would, individually or in the aggregate, have a Material Adverse Effect, except as disclosed in the Time of Sale Document and the Final Offering Circular. No “nationally recognized statistical rating organization” (as such term is defined for purposes of Rule 436(g)(2) under the Securities Act) (i) has imposed (or has informed the Company that it is considering imposing) any condition (financial or otherwise) on the Company retaining any rating assigned to the Company or any of the Subsidiaries or to any securities of the Company or any of the Subsidiaries, or (ii) has indicated to the Company that it is considering (A) the downgrading, suspension, or withdrawal of, or any review for a possible change that does not indicate the direction of the possible change in, any rating so assigned, or (B) any change in the outlook for any rating of the Company or any of the Subsidiaries or any securities of the Company or any of the Subsidiaries.

(v)	Use of Proceeds; Going Concern of the Company. All indebtedness represented by the Notes is being incurred for proper purposes and in good faith. On the Closing Date, after giving pro forma effect to the Offering and the use of proceeds therefrom as indicated in the “Use of Proceeds” section of the Time of Sale Document and Final Offering Circular, each Co-Issuer and each Guarantor (i) will be solvent, (ii) will have sufficient capital for carrying on its business and (iii) will be able to pay its debts as they mature. As used in this paragraph, the term “solvent” means, with respect to a particular date, that on such date (i) the present fair market value (or present fair saleable value) of the assets of each Co-Issuer and each Guarantor is not less than the total amount required to pay the liabilities of each Co-Issuer and each Guarantor on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; (ii) each Co-Issuer and each Guarantor is able to pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business; (iii) assuming consummation of the issuance of the Notes and Guarantees as contemplated by this Agreement and the Time of Sale Document and the Final Offering Circular, none of the Co-Issuers or any Guarantor is incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature; (iv) none of the Co-Issuers or any Guarantor is engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which the Company or any Guarantor is engaged; and (v) none of the Co-Issuers or any Guarantor is otherwise insolvent under the standards set forth in applicable laws.

(w)

Labor Matters. (i) None of the Co-Issuers or Guarantors is party to or bound by any collective bargaining agreement with any labor organization; (ii) there is no union representation question existing with respect to the employees of the Co-Issuers or the Guarantors, and, to the knowledge of the Company after due inquiry, no union organizing activities are taking place that, could, individually or in the aggregate, have a Material

Adverse Effect; (iii) to the Company’s knowledge, no union organizing or decertification efforts are underway or threatened against the Co-Issuers or the Guarantors; (iv) no labor strike, work stoppage, slowdown, or other material labor dispute is pending against the Co-Issuers or the Guarantors, or, to the knowledge of the Company, after due inquiry, threatened against the Co-Issuers or the Guarantors; (iv) there is no worker’s compensation liability, experience or matter that could be reasonably expected to have a Material Adverse Effect; (v) to the knowledge of the Company, after due inquiry, there is no threatened or pending liability against the Co-Issuers or the Guarantors pursuant to the Worker Adjustment Retraining and Notification Act of 1988, as amended (“WARN”), or any similar state or local law; (vi) there is no employment-related charge, complaint, grievance, investigation, unfair labor practice claim, or inquiry of any kind, pending against the Co-Issuers or the Guarantors that could, individually or in the aggregate, have a Material Adverse Effect; (vii) to the knowledge of the Company, after due inquiry, no employee or agent of the Co-Issuers or the Guarantors has committed any act or omission giving rise to liability for any violation identified in subsection (v) and (vi) above, other than such acts or omissions that would not, individually or in the aggregate, have a Material Adverse Effect; and (viii) no term or condition of employment exists through arbitration awards, settlement agreements, or side agreement that is contrary to the express terms of any applicable collective bargaining agreement.

(x)

Compliance with Environmental Laws, etc. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each of the Company and the Subsidiaries is in compliance with any and all applicable foreign, Federal, state and local laws and regulations relating to the protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including without limitation laws and regulations relating to the release or threatened release of chemicals, hazardous or toxic substances or wastes, pollutants, contaminants, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (ii) each of the Company and the Subsidiaries has received and is in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct its businesses, (iii) there are no pending or, to the Company’s knowledge, threatened administrative, regulatory or judicial Proceedings or notices of violation relating to any Environmental Law against the Company or any of the Subsidiaries, (iv) no lien charge, encumbrance, or restriction has been recorded under any Environmental Law with respect to any assets, facility or property owned, operated, leased or controlled by the Company or any of the Subsidiaries, (v) no property or facility owned, leased or operated by the Company or any of the Subsidiaries is listed or proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation Liability Act of 1980, as amended (“CERCLA”) or is listed on the Comprehensive Environmental Response, Compensation, Liability Information System List promulgated pursuant to CERCLA, or on any comparable list maintained by any state or local governmental authority, (vi) neither the Company nor any of the Subsidiaries is conducting, or is subject to any order, decree or agreement requiring, or otherwise obligated or required to perform, any response or corrective action under any Environmental Law and (vii) there are no events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remediation, or a Proceeding by any private party or Governmental Authority, against or affecting the Company or any of the Subsidiaries relating to Hazardous Materials or any Environmental Laws. Neither the Company nor any of the Subsidiaries has been named as a “potentially responsible party” under the CERCLA or any comparable Environmental Law. In the ordinary course of its business, the Company periodically reviews the effects of Environmental Laws on the business, operations and properties of the Company and the Subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review, the Company has reasonably concluded that such associated costs would not, individually or in the aggregate, have a Material Adverse Effect.

(y)	No Restrictions on Payments of Dividends. Except as provided in the Indenture and the Revolving Credit Agreement or as otherwise described in the Time of Sale Document and the Offering Circular, as of the Closing Date, there will be no encumbrances or restrictions on the ability of any Subsidiary of the Company (x) to pay dividends or make other distributions on such Subsidiary’s capital stock or to pay any indebtedness to the Company or any other Subsidiary of the Company, (y) to make loans or advances or pay any indebtedness to, or investments in, the Company or any other Subsidiary of the Company or (z) to transfer any of its property or assets to the Company or any other Subsidiary of the Company.

(z)	Insurance. The Company and each of the Subsidiaries is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged. All policies of insurance insuring the Company or any of the Subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect. The Company and the Subsidiaries are in compliance with the terms of such policies and instruments in all material respects, and there are no claims by the Company or any of the Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. Neither the Company nor any Subsidiary has been refused any insurance coverage sought or applied for, and neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not, individually or in the aggregate, have a Material Adverse Effect.

(aa)	Foreign Corrupt Practices Act. None of the Company or any Subsidiary or any director, officer, employee or, to the knowledge of the Company, agent or other person acting on behalf of the Company or any Subsidiary has, in the course of its actions for, or on behalf of, the Company or any Subsidiary (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended or any applicable non-U.S. anti-bribery statute or regulation; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(bb)	No Price Stabilization or Manipulation; Compliance with Regulation M, etc. The Co-Issuers have not and, to their knowledge after reasonable inquiry, no one acting on their behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in, or that has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company or Capital, including the Notes or any other “reference security” (as defined in Rule 100 of Regulation M under the Exchange Act (“Regulation M”)), whether to facilitate the sale or resale of any of the Notes or otherwise, (ii) sold, bid for, purchased, or paid anyone any compensation for soliciting purchases of, any of the Notes, (iii) except as disclosed in the Time of Sale Document and the Final Offering Circular, paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company or Capital or (iv) taken any other action that would directly or indirectly violate Regulation M or that would facilitate any short-selling of the securities offered.

(cc)	No Registration Required Under the Securities Act or Qualification Under the TIA. Without limiting any provision herein, no registration under the Securities Act and no qualification of the Indenture under the TIA is required for the sale of the Notes to the Initial Purchaser as contemplated hereby or for the Exempt Resales, assuming (i) that the purchasers in the Exempt Resales are QIBs or Accredited Investors or non-U.S. persons (as defined under Regulation S of the Securities Act) and (ii) the accuracy of the Initial Purchaser’s representations contained herein regarding the absence of general solicitation in connection with the sale of the Notes to the Initial Purchaser and in the Exempt Resales.

(dd)	No Applicable Registration or Other Similar Rights; No Other Registration Rights. There are no persons with registration or other similar rights to have any equity or debt securities of the Company or any Affiliate (as defined in Rule 501(b) of Regulation D) registered for sale under a registration statement, except for rights (i) contained in the Registration Rights Agreement or (ii) as have been duly waived. No holder of securities of the Company or any of the Subsidiaries other than holders of the Notes will be entitled to have such securities registered under the registration statements required to be filed by the Co-Issuers and the Guarantors with respect to the Notes pursuant to the Registration Rights Agreement.

(ee)

Notes Eligible for 144A Resale; No Offer and Sale Within Six Months. The Notes are eligible for resale pursuant to Rule 144A under the Securities Act and no other securities of the Company or Capital are of the same class (within the meaning of Rule 144A under the Securities Act) as the Notes and listed on a national securities exchange registered under Section 6 of the Exchange Act, or quoted in a U.S. automated inter-dealer quotation system. No securities of the Company or Capital of the same or similar class or series as the Notes or any security convertible into any of the Notes have been offered, issued or sold by the Company or any of its affiliates within the six-month period immediately prior to the date hereof), and neither the Company nor Capital has any intention of making, and will not make, an offer or sale of such securities, for a period of six months after the date of this Agreement, except for the offering of the Notes as contemplated by this Agreement and the Registration Rights Agreement. As used in this paragraph, the terms “offer” and “sale” have the meanings specified in Section 2(a)(3) of the Securities Act.

(ff)	No General Solicitation. None of the Co-Issuers or any of their Affiliates or other persons acting on their behalf has offered or sold the Notes by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act or, with respect to Notes sold outside the United States to non-U.S. persons (as defined in Rule 902 under the Securities Act), by means of any directed selling efforts within the meaning of Rule 902 under the Securities Act, and the Co-Issuers, any affiliate of the Co-Issuers and any person acting on their behalf have complied with and will implement the “offering restrictions” within the meaning of such Rule 902); and the Co-Issuers have not entered, and will not enter, into any arrangement or agreement with respect to the distribution of the Notes, except for this Agreement and the Registration Rights Agreement.

(gg)	No Violation of Section 7 of the Exchange Act. None of the transactions contemplated in the Transaction Documents or the application of the proceeds by the Company or any of the Subsidiaries of the proceeds of the Notes will violate or result in a violation of Section 7 of the Exchange Act, (including, without limitation, Regulation T (12 C.F.R. Part 220), Regulation U (12 C.F.R. Part 221) or Regulation X (12 C.F.R. Part 224) of the Board of Governors of the Federal Reserve System).

(hh)	Company Not an “Investment Company.” The Company has been advised of the rules and requirements under the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Investment Company Act”). Neither the Company nor any of the Subsidiaries is an “investment company,” as defined in, or that is required to be registered under, the Investment Company Act; neither the Company nor any of the Subsidiaries, after giving effect to the Offering and sale of the Notes and the application of the proceeds thereof as described in the Time of Sale Document and the Final Offering Circular, will be an “investment company” as defined in, and that is required to be registered under, the Investment Company Act; and the Company and the Subsidiaries will conduct their respective businesses in a manner so as not to become subject to the Investment Company Act.

(ii)	Brokers. The Co-Issuers have not engaged any broker, finder, commission agent or other person (other than the Initial Purchaser) in connection with the Offering or any of the other Transactions, and the Co-Issuers are not under any obligation to pay any broker’s fee or commission in connection with such Transactions (other than commissions or fees to the Initial Purchaser).

(jj)

Money Laundering Laws. The operations of the Company and the Subsidiaries are, and have been conducted at all times, in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar applicable rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of the Subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(kk)	Certificates. Each certificate signed by any officer of the Company, or any Subsidiary thereof, delivered to the Initial Purchaser shall be deemed a representation and warranty by the Company or any such Subsidiary thereof (and not individually by such officer) to the Initial Purchaser with respect to the matters covered thereby.

5. Covenants of the Company and the Guarantors. Each of the Co-Issuers and the Guarantors jointly and severally agrees:

(a)	to (i) advise the Initial Purchaser promptly after obtaining knowledge (and, if requested by the Initial Purchaser, confirm such advice in writing) of (A) the issuance by any U.S. or non-U.S. Federal or state securities commission of any stop order suspending the qualification or exemption from qualification of any of the Notes for offer or sale in any jurisdiction, or the initiation of any proceeding for such purpose by any U.S. or non-U.S. Federal or state securities commission or other regulatory authority, or (B) the happening of any event that makes any statement of a material fact made in the Time of Sale Document or the Final Offering Circular untrue or that requires the making of any additions to or changes in the Time of Sale Document or the Final Offering Circular in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (ii) use its reasonable best efforts to prevent the issuance of any stop order or order suspending the qualification or exemption from qualification of any of the Notes under any U.S. state securities or Blue Sky laws (or their equivalent in non-U.S. jurisdictions), and (iii) if, at any time, any U.S. or non-U.S. Federal or state securities commission or other regulatory authority shall issue an order suspending the qualification or exemption from qualification of any of the Notes under any such laws, use its reasonable best efforts to obtain the withdrawal or lifting of such order at the earliest possible time;

(b)	to (i) furnish to the Initial Purchaser, without charge, as many copies of the Time of Sale Document and the Final Offering Circular, and any amendments or supplements thereto, as the Initial Purchaser may reasonably request, and (ii) promptly prepare, upon the Initial Purchaser’s reasonable request, any amendment or supplement to the Time of Sale Document or Final Offering Circular that the Initial Purchaser, upon advice of legal counsel, determines may be necessary in connection with Exempt Resales (and the Company hereby consents to the use of the Time of Sale Document and the Final Offering Circular, and any amendments and supplements thereto, by the Initial Purchaser in connection with Exempt Resales);

(c)	not to amend or supplement the Time of Sale Document or the Final Offering Circular prior to the Closing Date, or at any time prior to the completion of the resale by the Initial Purchaser of all the Notes purchased by the Initial Purchaser, unless the Initial Purchaser shall previously have been advised thereof and shall have provided its written consent thereto;

(d)	so long as the Initial Purchaser shall hold any of the Notes, (i) if any event shall occur as a result of which, in the reasonable judgment of the Company or the Initial Purchaser, it becomes necessary or advisable to amend or supplement the Time of Sale Document or the Final Offering Circular in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary to amend or supplement the Time of Sale Document or the Final Offering Circular to comply with Applicable Law, to prepare, at the expense of the Company, an appropriate amendment or supplement to the Time of Sale Document and the Final Offering Circular (in form and substance reasonably satisfactory to the Initial Purchaser) so that (A) as so amended or supplemented, the Time of Sale Document and the Final Offering Circular will not include an untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (B) the Time of Sale Document and the Final Offering Circular will comply with Applicable Law and (ii) if in the reasonable judgment of the Company it becomes necessary or advisable to amend or supplement the Time of Sale Document or the Final Offering Circular so that the Time of Sale Document and the Final Offering Circular will contain all of the information specified in, and meet the requirements of, Rule 144A(d)(4) of the Securities Act, to prepare an appropriate amendment or supplement to the Time of Sale Document or the Final Offering Circular (in form and substance reasonably satisfactory to the Initial Purchaser) so that the Time of Sale Document or the Final Offering Circular, as so amended or supplemented, will contain the information specified in, and meet the requirements of, such Rule;

(e)	to cooperate with the Initial Purchaser and the Initial Purchaser’s counsel in connection with the qualification of the Notes under the securities or Blue Sky laws of such jurisdictions as the Initial Purchaser may request and continue such qualification in effect so long as reasonably required for Exempt Resales;

(f)

whether or not any of the Offering or the other Transactions are consummated or this Agreement is terminated, to pay (i) all costs, expenses, fees and taxes incident to and in connection with: (A) the preparation, printing and distribution of the Time of Sale Document and the Final Offering Circular and all amendments and supplements thereto (including, without limitation, financial statements and exhibits), and all other agreements, memoranda, correspondence and other documents prepared and delivered in connection herewith, (B) the negotiation, printing, processing and distribution (including, without limitation, word processing and duplication costs) and delivery of, each of the Transaction Documents, (C) the preparation, issuance and delivery of the Notes, (D) the qualification of the Notes for offer and sale under the securities or Blue Sky laws of the several states (including, without limitation, the fees and disbursements of the Initial Purchaser’s counsel relating to such registration or qualification), (E) furnishing such copies of the Time of Sale Document and the Final Offering Circular, and all amendments and supplements thereto, as may reasonably be requested for use by the Initial Purchaser and (F) the performance of the obligations of the Co-Issuers and the Guarantors under the Registration Rights Agreement, including but not limited to the Exchange Offer, the Exchange Offer Registration Statement and any Shelf Registration Statement, (ii) all fees and expenses of the counsel, accountants and any other experts or advisors retained by the Company, (iii) all expenses and listing fees in connection with the application for quotation of the Notes on the Private Offerings, Resales and Trading

Automated Linkages market (“PORTAL”), (iv) all fees and expenses (including fees and expenses of counsel) of the Co-Issuers in connection with approval of the Notes by DTC for “book-entry” transfer, (v) all fees charged by rating agencies in connection with the rating of the Notes, (vi) all fees and expenses (including reasonable fees and expenses of counsel) of the Trustee and all collateral agents, (vii) all costs and expenses in connection with the creation and perfection of the security interest in the Collateral (including without limitation, filing and recording fees, search fees, taxes and costs of title policies) and (viii) all fees, disbursements and out-of-pocket expenses incurred by the Initial Purchaser in connection with its services to be rendered hereunder including, without limitation, the fees and disbursements and expenses of Jones Day, counsel to the Initial Purchaser, travel and lodging expenses, word processing charges, messenger and duplicating services, facsimile expenses and other customary expenditures;

(g)	to use the proceeds of the Offering in the manner described in the Time of Sale Document and the Final Offering Circular under the caption “Use of Proceeds” and not to invest, or otherwise use the proceeds received by the Co-Issuers from their sale of the Notes in such a manner as would require any of the Co-Issuers or Guarantors to register as an investment company under the Investment Company Act;

(h)	to do and perform all things required to be done and performed under the Transaction Documents prior to and after the Closing Date;

(i)	not to, and to ensure that no Affiliate (as defined in Rule 501(b) of the Securities Act) of the Company will, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any “security” (as defined in the Securities Act) that would be integrated with the sale of the Notes in a manner that would require the registration under the Securities Act of the sale to the Initial Purchaser or to the Subsequent Purchasers of the Notes;

(j)	not to take, directly or indirectly, any action designed to or that might be reasonably expected to cause or result in stabilization or manipulation of the price of the Notes or any other reference security, whether to facilitate the sale or resale of the Notes or otherwise;

(k)	for so long as any of the Notes remain outstanding, during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act, to make available, upon request, to any owner of the Notes in connection with any sale thereof and any prospective Subsequent Purchasers of such Notes from such owner, the information required by Rule 144A(d)(4) under the Securities Act;

(l)	to comply with the representation letter of the Co-Issuers to DTC relating to the approval of the Notes by DTC for “book entry” transfer;

(m)	to use its best efforts to effect the inclusion of the Notes in PORTAL;

(n)

for so long as any of the Notes remain outstanding, except for such documents that are publicly available on the Commission’s Electronic Data Gathering, Analysis and Retrieval System, the Co-Issuers will furnish to the Initial Purchaser copies of all reports and other communications (financial or otherwise) furnished by the Co-Issuers to the

Trustee or to the holders of the Notes and, as soon as available, copies of any reports or financial statements furnished to or filed by the Co-Issuers with the Commission or any national securities exchange on which any class of securities of any Co-Issuer may be listed;

(o)	except in connection with the Exchange Offer or the filing of the Shelf Registration Statement, not to, and not to authorize or permit any person acting on its behalf to, (i) distribute any offering material in connection with the offer and sale of the Notes other than the Time of Sale Document and the Final Offering Circular and any amendments and supplements to the Final Offering Circular prepared in compliance with this Agreement, or (ii) solicit any offer to buy or offer to sell the Notes by means of any form of general solicitation or general advertising (including, without limitation, as such terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act;

(p)	during the two-year period after the Closing Date (or such shorter period as may be provided for in Rule 144(k) under the Securities Act, as the same may be in effect from time to time), to not, and to not permit any current or future Subsidiaries of either the Company or any other affiliates (as defined in Rule 144A under the Securities Act) controlled by the Company to, resell any of the Notes that constitute “restricted securities” under Rule 144 that have been reacquired by the Company, any current or future Subsidiaries or any other affiliates (as defined in Rule 144A under the Securities Act) controlled by the Company, except pursuant to an effective registration statement under the Securities Act; and

(q)	to use their commercially reasonable efforts to complete on or prior to the Closing Date all filings and other similar actions required in connection with the perfecting of security interests as and to the extent contemplated by the Collateral Agreements.

6. Representations and Warranties of the Initial Purchaser. The Initial Purchaser represents and warrants that:

(a)	it is a QIB as defined in Rule 144A under the Securities Act and it will offer the Notes for resale only upon the terms and conditions set forth in this Agreement and in the Time of Sale Document and the Final Offering Circular;

(b)	in connection with the Exempt Resales, it will solicit offers to buy the Notes only from, and will offer and sell the Notes only to, (A) persons reasonably believed by the Initial Purchaser to be QIBs or (B) persons reasonably believed by the Initial Purchaser to be Accredited Investors (based upon written representations made by such persons to the Initial Purchaser) or (C) non-U.S. persons reasonably believed by the Initial Purchaser to be a purchaser referred to in Regulation S under the Securities Act; provided, however, that in purchasing such Notes, such persons are deemed to have represented and agreed as provided under the caption “Notice to Investors” contained in the Time of Sale Document and the Final Offering Circular; and

(c)	no form of general solicitation or general advertising in violation of the Securities Act has been or will be used nor will any offers in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act or, with respect to Notes to be sold in reliance on Regulation S under the Securities Act, by means of any directed selling efforts be made by such Initial Purchaser or any of its representatives in connection with the offer and sale of any of the Notes.

7. Conditions. The obligations of the Initial Purchaser to purchase the Notes under this Agreement are subject to the performance by each of the Co-Issuers and each Guarantor of their respective covenants and obligations hereunder and the satisfaction of each of the following conditions:

(a)	All the representations and warranties of the Company and the Subsidiaries contained in this Agreement and in each of the other Transaction Documents shall be true and correct as of the date hereof and at the Closing Date. On or prior to the Closing Date, the Company and each other party to the Transaction Documents (other than the Initial Purchaser) shall have performed or complied with all of the agreements and satisfied all conditions on their respective parts to be performed, complied with or satisfied pursuant to the Transaction Documents.

(b)	No injunction, restraining order or order of any nature by a Governmental Authority shall have been issued or threatened as of the Closing Date that would prevent or materially interfere with the consummation of the Offering or any of the other Transactions under the Transaction Documents; and no stop order suspending the qualification or exemption from qualification of any of the Notes in any jurisdiction shall have been issued and no Proceeding for that purpose shall have been commenced or, to the knowledge of the Company after due inquiry, be pending or contemplated as of the Closing Date.

(c)	No action shall have been taken and no Applicable Law shall have been enacted, adopted or issued that would, as of the Closing Date, prevent the consummation of the Offering or any of the other Transactions under the Transaction Documents. No Proceeding shall be pending or, to the knowledge of the Company after due inquiry, threatened other than Proceedings that (A) if adversely determined would not, individually or in the aggregate, adversely affect the issuance or marketability of the Notes, and (B) would not, individually or in the aggregate, have a Material Adverse Effect.

(d)	Subsequent to the respective dates as of which data and information is given in the Time of Sale Document and the Final Offering Circular, there shall not have been any Material Adverse Change.

(e)	The Notes shall have been designated PORTAL securities in accordance with the rules and regulations adopted by the National Association of Securities Dealers, Inc. relating to trading in the PORTAL market.

(f)

On or after the date hereof, (i) there shall not have occurred any downgrading, suspension or withdrawal of, nor shall any notice have been given of any potential or intended downgrading, suspension or withdrawal of, or of any review (or of any potential or intended review) for a possible change that does not indicate the direction of the possible change in, any rating of the Company or any securities of the Company (including, without limitation, the placing of any of the foregoing ratings on credit watch with negative or developing implications or under review with an uncertain direction) by any “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436(g)(2) under the Securities Act, (ii) there shall not have occurred any change, nor shall any notice have been given of any potential or intended change, in the outlook for any rating of the Company or any securities of the Company by any such rating organization and (iii) no such rating organization shall have given notice that it has assigned (or is considering assigning) a lower rating to the Notes than that on which the Notes were marketed.

(g)	The Initial Purchaser shall have received on the date hereof and/or the Closing Date (as specified below):

(i)	certificates dated the Closing Date, signed by (1) the Chief Executive Officer and (2) the principal financial or accounting officer of the Company, on behalf of the Co-Issuers, to the effect that (a) the representations and warranties set forth in Section 4 hereof, in each of the Transaction Documents and the Perfection Certificate are true and correct with the same force and effect as though expressly made at and as of the Closing Date, except for the representations and warranties that were expressly as of a certain specified date, (b) each of the Co-Issuers and the Guarantors has performed and complied with all agreements and satisfied all conditions in all material respects on its part to be performed or satisfied at or prior to the Closing Date, (c) at the Closing Date, since the date hereof or since the date of the most recent financial statements in the Time of Sale Document and the Final Offering Circular (exclusive of any amendment or supplement thereto after the date hereof), no event or events have occurred, no information has become known nor does any condition exist that, individually or in the aggregate, would have a Material Adverse Effect, (d) since the date of the most recent financial statements in the Time of Sale Document and the Final Offering Circular (exclusive of any amendment or supplement thereto after the date hereof), other than as described in the Time of Sale Document and the Final Offering Circular or contemplated hereby, neither the Company nor any Subsidiary of the Company has incurred any liabilities or obligations, direct or contingent, not in the ordinary course of business, that are material to the Company and the Subsidiaries, taken as a whole, or entered into any transactions not in the ordinary course of business that are material to the business, condition (financial or otherwise) or results of operations or prospects of the Company and the Subsidiaries, taken as a whole, and there has not been any change in the capital stock or short-term or long-term indebtedness of the Company or any Subsidiary of the Company that is material to the business, condition (financial or otherwise) or results of operations or prospects of the Company and the Subsidiaries, taken as a whole, and (e) the sale of the Notes has not been enjoined (temporarily or permanently);

(ii)	a certificate, dated the Closing Date, executed by the Secretary of each Co-Issuer and Guarantor, certifying such matters as the Initial Purchaser may reasonably request;

(iii)	a certificate evidencing qualification by such entity as a foreign corporation and good standing issued by the Secretaries of State (or comparable office) of each of the jurisdictions in which each of the Co-Issuers and Guarantors operates as of a date within five days prior to the Closing Date;

(iv)	a certificate of solvency, dated the Closing Date, executed by the principal financial or accounting officer of the Company substantially in the form previously approved by the Initial Purchaser or its counsel;

(v)	the opinion of Winstead PC, counsel to the Company, dated the Closing Date, in the form of Exhibit A attached hereto;

(vi)	an opinion, dated the Closing Date, of Jones Day, counsel to the Initial Purchaser, in form satisfactory to the Initial Purchaser covering such matters as are customarily covered in such opinions;

(vii)	(A) a customary comfort letter, dated the date hereof, from PricewaterhouseCoopers LLP, independent auditors with respect to the Company and the Forbes Group, in form and substance reasonably satisfactory to the Initial Purchaser and its counsel, with respect to the financial statements and certain financial information contained in the Time of Sale Document, and (B) a customary comfort letter, dated the Closing Date, in form and substance reasonably satisfactory to the Initial Purchaser and its counsel, to the effect that PricewaterhouseCoopers LLP reaffirms the statements made in its letter furnished pursuant to clause (A) with respect to the financial statements and certain financial information contained in the Time of Sale Document and the Final Offering Circular;

(viii)	an Officers’ Back-Up Certificate dated as of the date hereof and as of the Closing Date executed by the President and Chief Executive Officer and Senior Vice President and Chief Financial Officer of the Company providing back-up disclosure support as specified therein, in form and substance reasonably satisfactory to the Initial Purchaser;

(ix)	letters from holders of all outstanding debt of the Company and its subsidiaries (or their predecessors in interest) (each of which is listed on Schedule III hereto) having the effect of confirming that, as of the Closing Date and after giving effect to the use of proceeds from the Offering, for each such holder, the debt held thereby has been repaid, along with any repayment or repurchase premium, with the effect that none of the Company or any of its Subsidiaries owes any further amounts to such holder and all such respective agreements or arrangements have been terminated.

(h)	The terms of each Transaction Document shall conform in all material respects to the description thereof in the Time of Sale Document and the Final Offering Circular. Each of the Co-Issuers and Guarantors shall have executed and delivered, or caused to be delivered, to the Initial Purchaser (i) each of the Transaction Documents to which it is a party and (ii) the Notes being purchased by the Initial Purchaser at the Closing pursuant to this Agreement, in each case in form and substance reasonably satisfactory to the Initial Purchaser.

(i)	The Initial Purchaser shall have received copies of all opinions, certificates, letters and other documents delivered under or in connection with the Offering or any other Transaction contemplated in the Transaction Documents.

(j)	The Notes Collateral Agent shall have received (with a copy for the Initial Purchaser) on the Closing Date:

(i)	appropriately completed copies of Uniform Commercial Code lien financing statements naming each Co-Issuer and Guarantor as a debtor and the Notes Collateral Agent as the secured party, or other similar instruments or documents to be filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the reasonable opinion of the Notes Collateral Agent and its counsel, desirable to perfect the security interests of the Notes Collateral Agent pursuant to the Collateral Agreements;

(ii)	appropriately completed copies of Uniform Commercial Code Form UCC-3 termination statements, if any, necessary to release all Liens (other than the security interests, liens or encumbrances permitted under the Indenture) of any Person in any Collateral described in any Collateral Agreement previously granted by any Person;

(iii)	certified copies of Uniform Commercial Code Requests for Information or Copies (Form UCC-11), or a similar search report certified by a party acceptable to the Notes Collateral Agent, dated a date reasonably near to the Closing Date, listing all effective financing statements which name any Co-Issuer or Guarantor (under its present name and any previous names) as the debtor, together with copies of such financing statements (none of which shall cover any Collateral described in any Collateral Agreement, other than such financing statements that evidence the security interests, liens or encumbrances permitted under the Indenture);

(iv)	such other approvals, opinions, or documents as the Notes Collateral Agent may reasonably request in form and substance reasonably satisfactory to the Notes Collateral Agent; and

(v)	the Notes Collateral Agent and its counsel shall be satisfied that (i) the Liens granted to the Notes Collateral Agent, for the benefit of the Secured Parties in the Collateral described above is of the priority described in the Time of Sale Document and the Final Offering Circular; and (ii) no Lien exists on any of the Collateral described above other than the Liens created in favor of the Notes Collateral Agent, for the benefit of the Secured Parties, pursuant to a Collateral Agreement, in each case subject to the security interests, liens or encumbrances permitted under the Indenture.

(k)	Provision shall have been made for the filing of all Uniform Commercial Code financing statements or other similar financing statements and Uniform Commercial Code Form UCC-3 termination statements.

8. Indemnification and Contribution.

(a)	Each of the Co-Issuers and Guarantors jointly and severally agree to indemnify and hold harmless the Initial Purchaser, its directors, officers and employees, and each person, if any, who controls the Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, against any losses, claims, damages or liabilities of any kind, as incurred, to which the Initial Purchaser, director, officer, employee or such controlling person may become subject under the Securities Act, the Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise (including in settlement of any litigation), insofar as any such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon:

(i)	any untrue statement or alleged untrue statement of a material fact contained in the Time of Sale Document or the Final Offering Circular, or any amendment or supplement thereto;

(ii)	the omission or alleged omission to state, in the Time of Sale Document or the Final Offering Circular or any amendment or supplement thereto, a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; or

(iii)	any breach by any of the Co-Issuers or Guarantors of their respective representations, warranties and agreements set forth herein or breach of applicable law;

and, subject to the provisions hereof, will reimburse, as incurred, the Initial Purchaser, director, officer, employee and each such controlling person for any legal or other expenses incurred by the Initial Purchaser or such director, officer employee or controlling person in connection with investigating, defending against, settling, compromising, paying or appearing as a third-party witness in connection with any such loss, claim, damage, liability, expense or action in respect thereof; provided, however, the Co-Issuers and Guarantors will not be liable in any such case to the extent (but only to the extent) that a court of competent jurisdiction shall have determined by a final, unappealable judgment that such loss, claim, damage, liability or expense resulted primarily and directly from any untrue statement or alleged untrue statement or omission or alleged omission made in the Time of Sale Document or the Final Offering Circular or any amendment or supplement thereto in reliance upon and in conformity with written information concerning the Initial Purchaser furnished to the Co-Issuers by the Initial Purchaser specifically for use therein, it being understood and agreed that the only such information furnished by the Initial Purchaser to the Co-Issuers consists of the information described in Section 12 hereof. The indemnity agreement set forth in this Section 8 shall be in addition to any liability that the Co-Issuers and Guarantors may otherwise have to the indemnified parties.

(b)

The Initial Purchaser agrees to indemnify and hold harmless each of the Co-Issuers and Guarantors and their respective directors, officers and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any losses, claims, damages, liabilities or expenses, as incurred, to which any Co-Issuer or Guarantor or any such director, officer or controlling person may become subject under the Securities Act, the Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise, insofar as a court of competent jurisdiction shall have determined by a final, unappealable judgment that such losses, claims, damages, liabilities or expenses (or actions in respect thereof as contemplated below) have resulted primarily and directly from (i) any untrue statement or alleged untrue statement of any material fact contained in the Time of Sale Document or the Final Offering Circular or any amendment or supplement thereto or (ii) the omission or the alleged omission to state therein a material fact required to be stated in the Time of Sale Document or the Final Offering Circular or any amendment or supplement thereto or necessary to make the statements therein not misleading, in each case to the extent (but only to the extent) that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information concerning such Initial Purchaser, furnished to the Company or its agents by the Initial Purchaser specifically for use therein; and, subject to the limitation set forth immediately preceding this clause, will reimburse, as incurred, any legal or other expenses incurred by each of the Co-Issuers and Guarantors or any such director, officer or controlling person in connection with any such loss, claim, damage, liability, expense or action in respect thereof. Each of the Co-Issuers and Guarantors hereby acknowledges that the only information that the Initial Purchaser has furnished to the Co-Issuers or their agents specifically for use in the Time of Sale Document or the Final Offering Circular or any amendment or supplement thereto, are the statements described in Section 12 hereof. This indemnity agreement will be in addition to any liability that the Initial Purchaser may otherwise have to the indemnified parties.

(c)

As promptly as reasonably practicable after receipt by an indemnified party under this Section 8 of notice of the commencement of any action for which such indemnified party is entitled to indemnification under this Section 8, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party of the commencement thereof in writing; but the omission to so notify the indemnifying party (i) will not relieve such indemnifying party from any liability under paragraph (a) or (b) above unless and only to the extent it is materially prejudiced as a result thereof and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraphs (a) and (b) above. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may elect, jointly with any other indemnifying party similarly notified, by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, that if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the defendants in any such action include both the indemnified party and the indemnifying party, and the indemnified party shall have been advised by counsel in writing that a conflict may arise between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be one or more legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, or (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after receipt by the indemnifying party of notice of the institution of such action, then, in each such case, the indemnifying party shall not have the right to direct the defense of such action on behalf of such indemnified party or parties and such indemnified party or parties shall have the right to select separate counsel to defend such action on behalf of such indemnified party or parties at the expense of the indemnifying party. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and approval by such indemnified party of counsel appointed to defend such action, the indemnifying party will not be liable to such indemnified party under this Section 8 for any legal or other expenses, other than reasonable costs of investigation, subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the immediately preceding sentence (it being understood, however, that in connection with such action the indemnifying party shall not be liable for the expenses of more than one separate counsel (in addition to local counsel) in any one action or separate but similar actions in the same jurisdiction arising out of the same general allegations or circumstances, designated by the Initial Purchaser in the case of paragraph (a) of this Section 8 or the Company in the case of paragraph (b) of this Section 8, representing the indemnified parties under such paragraph (a) or paragraph (b), as the case may be, who are parties to such action or actions), (ii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party or (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying party and shall be paid as they are incurred. After such notice from the indemnifying party to such indemnified party, the indemnifying party will not be liable for the costs and expenses of any settlement of such action effected by such indemnified party without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld), unless such indemnified party waived in writing its rights under this Section 8, in which case the indemnified party may effect such a settlement without such consent.

(d)

No indemnifying party shall be liable under this Section 8 for any settlement of any claim or action (or threatened claim or action) effected without its written consent, but if a claim or action is settled with its written consent, or if there be a final judgment for the plaintiff with respect to any such claim or action, each indemnifying party jointly and severally agrees, subject to the exceptions and limitations set forth above, to indemnify and hold harmless each indemnified party from and against any and all losses, claims, damages, liabilities or expenses incurred by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by Section 8(c) hereof, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld), effect any settlement or compromise of any pending or threatened proceeding in respect of which the indemnified party is or could have been a party, or indemnity could have been sought hereunder by the indemnified party, unless such settlement (A) includes an unconditional written release of the indemnified party, in form and substance satisfactory to the indemnified party, from all liability on claims that are the subject matter of such proceeding and (B) does not include any statement as to any admission of fault by or on behalf of any indemnified party.

(e)	In circumstances in which the indemnity agreement provided for in the preceding paragraphs of this Section 8 is unavailable to, or insufficient to hold harmless, an indemnified party in respect of any losses, claims, damages, liabilities or expenses (or actions in respect thereof), each indemnifying party, in order to provide for just and equitable contributions, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect (i) the relative benefits received by the indemnifying party or parties, on the one hand, and the indemnified party, on the other hand, from the Offering or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, not only such relative benefits but also the relative fault of the indemnifying party or parties, on the one hand, and the indemnified party, on the other, in connection with the statements or omissions or alleged statements or omissions that resulted in such losses, claims, damages or liabilities (or actions in respect thereof). The relative benefits received by the Co-Issuers and the Guarantors, on the one hand, and the Initial Purchaser, on the other hand, shall be deemed to be in the same proportion as the total proceeds from the Offering (before deducting expenses) received by the Co-Issuers bear to the total discounts and commissions received by the Initial Purchaser. The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or the Initial Purchaser, on the other hand, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission or alleged statement or omissions, and any other equitable considerations appropriate in the circumstances.

(f)

The Co-Issuers, the Guarantors and the Initial Purchaser agree that it would not be equitable if the amount of such contribution determined pursuant to the immediately preceding paragraph (e) were determined by pro rata or per capita allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the first sentence of the immediately preceding paragraph (e). Notwithstanding any other provision of this Section 8, the Initial Purchaser shall not be obligated to make contributions hereunder that in the aggregate exceed the total discounts, commissions and other compensation (exclusive of the reimbursement of any out-of-pocket expenses) received by such Initial Purchaser under this Agreement, less the aggregate amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of the untrue or alleged untrue statements or the omissions or alleged omissions to state a material fact. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 8(c), any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. The provisions set forth in Section 8(c) with respect to notice of commencement of any action shall apply if a claim for contribution is to be made under Section 8(e); provided, however, that no additional notice shall be required with respect to any action for which notice has been given under Section 8(c) for purposes of indemnification. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of the immediately preceding paragraph (e), each person, if any, who controls the Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Initial Purchaser, and each director of the Co-Issuers and the Guarantors, each officer of the Co-Issuers and the Guarantors and each person, if any, who controls any of the Co-Issuers or Guarantors within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, shall have the same rights to contribution as the Co-Issuers and the Guarantors.

9. Termination. The Initial Purchaser may terminate this Agreement at any time prior to the Closing Date by written notice to the Co-Issuers if any of the following has occurred:

(a)	since the date hereof, any Material Adverse Effect or development involving or reasonably expected to result in a prospective Material Adverse Effect that could, in the Initial Purchaser’s sole judgment, be expected to (i) make it impracticable or inadvisable to proceed with the offering or delivery of the Notes on the terms and in the manner contemplated in the Time of Sale Document and the Final Offering Circular, or (ii) materially impair the investment quality of any of the Notes;

(b)	the failure of the Co-Issuers or the Guarantors to satisfy the conditions contained in Section 7(a) hereof on or prior to the Closing Date;

(c)	any outbreak or escalation of hostilities or other national or international calamity or crisis, including acts of terrorism, or material adverse change or disruption in economic conditions in, or in the financial markets of, the United States (it being understood that any such change or disruption shall be relative to such conditions and markets as in effect on the date hereof), if the effect of such outbreak, escalation, calamity, crisis, act or material adverse change in the economic conditions in, or in the financial markets of, the United States could be reasonably expected to make it, in the Initial Purchaser’s sole judgment, impracticable or inadvisable to market or proceed with the offering or delivery of the Notes on the terms and in the manner contemplated in the Time of Sale Document and the Final Offering Circular or to enforce contracts for the sale of any of the Notes;

(d)	the enactment, publication, decree or other promulgation after the date hereof of any Applicable Law that in the Initial Purchaser’s counsel’s reasonable opinion materially and adversely affects, or could be reasonably expected to materially and adversely affect, the properties, business, prospects, operations, earnings, assets, liabilities or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole;

(e)	any securities of the Company shall have been downgraded or placed on any “watch list” for possible downgrading by any “nationally recognized statistical rating organization,” as such term is defined for purposes of Rule 436(g)(2) under the Securities Act; or

(f)	the declaration of a banking moratorium by any Governmental Authority; or the taking of any action by any Governmental Authority after the date hereof in respect of its monetary or fiscal affairs that in the Initial Purchaser’s opinion could reasonably be expected to have a material adverse effect on the financial markets in the United States or elsewhere.

10. Survival of Representations and Indemnities. The representations and warranties, covenants, indemnities and contribution and expense reimbursement provisions and other agreements, representations and warranties of the Co-Issuers and Guarantors set forth in or made pursuant to this Agreement shall remain operative and in full force and effect, and will survive, regardless of (i) any investigation, or statement as to the results thereof, made by or on behalf of the Initial Purchaser, (ii) acceptance of the Notes, and payment for them hereunder, and (iii) any termination of this Agreement.

11. Default by the Initial Purchaser. If the Initial Purchaser shall breach its obligations to purchase the Notes that it has agreed to purchase hereunder on the Closing Date and arrangements satisfactory to the Company for the purchase of such Notes are not made within 36 hours after such default, this Agreement shall terminate with respect to the Initial Purchaser without liability on the part of the Co-Issuers. Nothing herein shall relieve the Initial Purchaser from liability for its default.

12. Information Supplied by the Initial Purchaser. The statements set forth (i) on the cover page of the Time of Sale Document and the Final Offering Circular with respect to the price of the Notes and (ii) in the first sentence of the third paragraph and the sixth sentence of the twelfth paragraph under the heading “Plan of Distribution” in the Time of Sale Document and the Final Offering Circular (to the extent such statements relate to the Initial Purchaser) constitute the only information furnished by the Initial Purchaser to the Company or the Subsidiaries for the purposes of Sections 4(a) and 8 hereof.

13. No Fiduciary Relationship. The Co-Issuers hereby acknowledge that the Initial Purchaser is acting solely as initial purchaser in connection with the purchase and sale of the Notes. The Co-Issuers further acknowledge that the Initial Purchaser is acting pursuant to a contractual relationship created solely by this Agreement entered into on an arm’s length basis, and in no event do the parties intend that the Initial Purchaser act or be responsible as a fiduciary to the Co-Issuers or the Guarantors or their management, stockholders or creditors or any other person in connection with any activity that the Initial Purchaser may undertake or have undertaken in furtherance of the purchase and sale of the Notes, either before or after the date hereof. The Initial Purchaser hereby expressly disclaims any fiduciary or similar obligations to the Co-Issuers or the Guarantors, either in connection with the Transactions or any matters leading up to such Transactions, and the Co-Issuers hereby confirm their understanding and agreement to that effect. The Company and the Initial Purchaser agree that they are each responsible for making their own independent judgments with respect to any such Transactions and that any opinions or views expressed by the Initial Purchaser to the Company regarding such Transactions, including, but not limited to, any opinions or views with respect to the price or market for the Notes, do not constitute advice or recommendations to the Company. The Co-Issuers and the Guarantors hereby waive and release, to the fullest extent permitted by law, any claims that the Co-Issuers and the Guarantors may have against the Initial Purchaser with respect to any breach or alleged breach of any fiduciary or similar duty to the Co-Issuers or the Guarantors in connection with the Transactions or any matters leading up to such Transactions.

14. Miscellaneous.

(a)	Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Initial Purchaser:

Jefferies & Company, Inc.

520 Madison Avenue, 12th Floor

New York, New York 10022

Facsimile: (212) 284-2280

Attention: General Counsel

with a copy to:

Jones Day

222 East 41st Street

New York, New York 10017

Facsimile: (212) 755-7306

Attention: Alexander A. Gendzier

If to the Co-Issuers:

Forbes Energy Services LLC

Forbes Energy Capital Inc.

3000 South Business Highway 281

Alice, Texas 78332

Facsimile: (361) 396-1876

Attention: Mel Cooper, Chief Financial Officer

with a copy to:

Winstead PC

600 Town Center One, Suite 1450

Lake Robbins Drive

The Woodlands, Texas 77380

Facsimile: (281) 681-5900

Attention: R. Clyde Parker, Jr.

Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (A), (B) or (C) above, respectively. Any party hereto may change the address for receipt of communications by giving written notice to the others.

(b)	Governing Law Provisions. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York. Any legal suit, action or proceeding arising out of or based upon this Agreement or the Transactions may be instituted in the Federal courts of the United States of America located in the Borough of Manhattan in the City of New York or the courts of the State of New York in each case located in the Borough of Manhattan in the City of New York, and each party irrevocably submits to the jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court, as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding.

(c)	Venue; Waiver of Jury Trial. Each of the Co-Issuers and Guarantors hereby expressly and irrevocably (i) submits to the non-exclusive jurisdiction of the Federal and state courts sitting in the borough of Manhattan in the City of New York in any suit or proceeding arising out of or relating to this Agreement or the Transactions contemplated hereby; and (ii) waives (a) its right to a trial by jury in any legal action or proceeding relating to this Agreement, the Transactions contemplated hereby, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of the Initial Purchaser and for any counterclaim related to any of the foregoing and (b) any obligation which it may have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum.

(d)

Successors. This Agreement has been and is made solely for the benefit of and shall be binding upon the Co-Issuers and the Guarantors, the Initial Purchaser and, to the extent provided in Section 8 hereof, the controlling persons, officers, directors, partners, employees, representatives and agents referred to in Section 8, and their respective heirs, executors, administrators, successors and assigns, all as and to the extent provided in this Agreement, and no other person shall acquire or have any right under or by virtue of this Agreement. The term “successors and assigns” shall not include a Subsequent Purchaser of any of the Notes from the Initial Purchaser merely because of such purchase. Notwithstanding the foregoing, it is expressly understood and agreed that each Subsequent Purchaser is intended to be a beneficiary of the covenants of the Co-Issuers and the Guarantors contained in the Registration Rights Agreement to the same extent as if the Notes were sold and those covenants were made directly to such Subsequent Purchaser by the Co-Issuers and the Guarantors, and each such Subsequent Purchaser shall have the right to take action against the Co-Issuers and the Guarantors to enforce, and obtain damages for any breach of, those covenants.

(e)	Entire Agreement; Counterparts. This Agreement, together with the Engagement Letter dated November 14, 2007 between the Company and the Initial Purchaser, constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Agreement may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(f)	Headings. The Section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

(g)	Partial Unenforceability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(h)	Amendment. This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. The failure by any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

Please confirm that the foregoing correctly sets forth the agreement between the Co-Issuers, the Guarantors and the Initial Purchaser.

Very truly yours, FORBES ENERGY SERVICES LLC

By:	/s/ John E. Crisp
Name: John E. Crisp Title: President and Chief Executive Officer

FORBES ENERGY CAPITAL INC.

By:	/s/ John E. Crisp
Name: John E. Crisp Title: President and Chief Executive Officer

C.C. FORBES, LLC

By:	/s/ John E. Crisp
Name: John E. Crisp Title: Executive Vice President and Chief Operating Officer

TX ENERGY SERVICES, LLC

By:	/s/ John E. Crisp
Name: John E. Crisp Title: President, Chief Executive Officer and Secretary

SUPERIOR TUBING TESTERS, LLC

By:	/s/ John E. Crisp
Name: John E. Crisp Title: Executive Vice President

Accepted and Agreed to:

JEFFERIES & COMPANY, INC.

By:	/s/ Craig Zaph
Name: Craig Zaph Title: Managing Officer

SCHEDULE I

PRICING SUPPLEMENT

SCHEDULE II

LIST OF SUBSIDIARIES

Forbes Energy Capital Inc.

C.C. Forbes, LLC

TX Energy Services, LLC

Superior Tubing Testers, LLC

SCHEDULE III

PAY-OFF LETTERS

EXHIBIT A

FORM OF OPINION OF

WINSTEAD PC

Set forth below are the opinions to be included in the opinion of Winstead PC, with customary assumptions, qualifications and limitations to be agreed upon by the parties to this Agreement.

1.	Each of the Co-Issuers and the Guarantors has been duly incorporated as a corporation or formed as a limited liability company and is validly existing as a corporation or limited liability company in good standing under the laws of the State of Delaware.

2.	Each of the Co-Issuers and the Guarantors has the corporate or limited liability company power and authority to conduct its business and to own, lease and operate its properties and assets described in the Time of Sale Documents and the Final Offering Circular, and to execute, deliver and perform its obligations under the Opinion Documents and to consummate the transactions contemplated thereby.

3.	Each of the Co-Issuers and the Guarantors has been duly qualified for the transaction of business as a foreign corporation or limited liability company, as applicable, and is in good standing under the laws of the State of Texas.

4.	The Company has an authorized capitalization as set forth in the Time of Sale Document and the Final Offering Circular under the caption “Capitalization,” and all of the issued membership units of the Company have been duly authorized and validly issued and are fully paid and nonassessable.

5.	All of the issued and outstanding membership or other equity interests of Capital and each of the Guarantors have been duly authorized and validly issued, are fully paid and nonassessable, are owned directly or indirectly by the Company and, to our knowledge, are free and clear of all security interests, liens, encumbrances, equities and claims or restrictions on transferability (other than those imposed by the Securities Act and the securities or “Blue Sky” laws of any applicable jurisdiction) or voting (other than the security interests, liens or encumbrances permitted under the Indenture).

6.	The Notes are in the form contemplated by the Indenture and conform in all material respects to the description thereof contained in the Time of Sale Document and the Final Offering Circular.

7.	The execution, delivery and performance of each of the Opinion Documents has been duly and validly authorized by each of the Co-Issuers and Guarantors party thereto. Each Opinion Document, when executed and delivered by each of the Co-Issuers and Guarantors party thereto, will constitute a legal, valid and binding obligation of each Co-Issuer and Guarantor party thereto, enforceable against each Co-Issuer and Guarantor party thereto in accordance with its terms.

8.	The Indenture is in sufficient form for qualification under the Trust Indenture Act of 1939, as amended (the “TIA”).

9.	The statements in the Time of Sale Document and the Final Offering Circular under the caption “Description of Notes” constitute accurate summaries of the terms of the Securities, the Indenture and the Registration Rights Agreement in all material respects insofar as they purport to constitute summaries of certain terms of such documents.

10.	The statements in the Time of Sale Document and the Final Offering Circular under the caption “United States Federal Income Tax Consequences” constitute accurate summaries of the matters described therein in all material respects insofar as they constitute summaries of matters of United States Federal tax law and regulations or legal conclusions with respect thereto.

11.	To our knowledge, except as disclosed in the Time of Sale Document and the Final Offering Circular, there are no Proceedings pending or threatened overtly in writing to which any Co-Issuer or Guarantor is a party or any property of any Co-Issuer or Guarantor is the subject that either (i) seeks to restrain, enjoin, prevent the consummation of, or otherwise challenge any of the Opinion Documents or any of the transactions contemplated therein, or (ii) could, if determined adversely to any Co-Issuer or Guarantor, individually or in the aggregate reasonably be expected to have a Material Adverse Effect, provided that in connection with the foregoing our investigation has been limited to inquiries of officers and other representatives of the Co-Issuers and Guarantors, inquiries of attorneys of our firm who have given substantive attention to representation of the Co-Issuers and Guarantors, and the litigation searches as described on Appendix A attached.

12.	To our knowledge, none of the Co-Issuers or the Guarantors is in violation of its Organizational Documents. To our knowledge, none of the Co-Issuers or the Guarantors is in violation of any Applicable Laws or in breach of or default under any of the Applicable Contracts, except in each case as disclosed in the Time of Sale Document and the Final Offering Circular or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To our knowledge, there exists no condition that, with the passage of time or otherwise, would constitute (a) a violation of the Organizational Documents or Applicable Laws or (b) a breach of or default under any of the Applicable Contracts or (c) taking into account the Offering and the use of proceeds thereof as described in the Time of Sale Document and Final Offering Circular, could result in the imposition of any penalty or the acceleration of any indebtedness, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

13.

No registration of the Notes is required under the Securities Act in connection with the issuance and sale of the Notes to the Initial Purchaser as contemplated by the Purchase Agreement, the Time of Sale Document and the Final Offering Circular or in connection with the initial resale of the Notes by the Initial Purchaser in accordance with Section 6 of the Purchase Agreement. Before commencement of the Exchange Offer or effectiveness of the Shelf Registration Statement, the Indenture is not required to be qualified under the TIA, in each case assuming (i) that (1) the purchasers who buy the Notes in the initial resale thereof are (A) qualified institutional buyers as defined in Rule 144A promulgated under the Securities Act or (B) institutional “accredited investors” as defined in

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Rule 501(a)(1), (2), (3) or (7) under the Securities Act or (2) the offer or sale of the Notes is made in an offshore transaction as defined in Regulation S under the Securities Act, (ii) the accuracy of such Initial Purchaser’s representations in Section 6 of the Purchase Agreement and those of the Co-Issuers and the Guarantors contained in the Purchase Agreement regarding the absence of a general solicitation in connection with the sale of the Notes to the Initial Purchaser and the initial resale thereof and (iii) the due performance by such Initial Purchaser of the agreements set forth in Section 6 of the Purchase Agreement.

14.	Neither the execution, delivery or performance by a Co-Issuer or Guarantor of the Opinion Documents to which it is a party nor the consummation of any transactions contemplated therein, including the issuance and sale of the Securities, will (i) conflict with, violate, constitute a breach of or a default (with the passage of time or otherwise) under, (ii) require the consent, approval, authorization or order of any Governmental Authority or third party (other than consents already obtained, such as may be required under state securities or “Blue Sky” laws in connection with the purchase and resale of the Notes by the Initial Purchaser, the filing of the fixture filing and the recording of the Mortgages and Lease Mortgages in the real property records of the counties set forth on Schedule 4 and filings of the Uniform Commercial Code financing statements and intellectual property filings in appropriate offices in order to perfect certain security interests granted under the Security Agreement) pursuant to, (iii) result in the imposition of a Lien on any assets of any Co-Issuer or Guarantor (except pursuant to the Opinion Documents or the New Credit Facility) pursuant to, or (iv) result in an acceleration of indebtedness pursuant to (A) the Organizational Documents of any Co-Issuer or Guarantor, (B) the Applicable Contracts, in the case of each of (A) or (B), except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (iii) any Applicable Law.

15.	None of the Co-Issuers or the Guarantors is, nor after giving effect to the issuance of the Notes and the application of the proceeds as described in the Final Offering Circular will be, an “investment company” within the meaning of, nor subject to regulation as an investment company under, the Investment Company Act of 1940, as amended.

16.	The provisions of the Security Documents are effective to create in favor of the Notes Collateral Agent, to secure the Secured Obligations (as defined therein), a valid security interest in all right, title and interest of each Co-Issuer and Guarantor in and to that portion of the Collateral (as defined therein) in which a security interest may be created under Chapter 9 (the “Article 9 Collateral”) of the Uniform Commercial Code as in effect in the State of New York (the “New York UCC”).

17.

The Financing Statements are in proper form to be accepted for filing in the office of the Secretary of State of the State of Delaware and under the Delaware UCC such office is the proper place to file the Financing Statements (other than with respect to the Mortgage UCC Collateral). To the extent that the filing of a financing statement can be effective to perfect a security interest in the Article 9 Collateral under the Delaware UCC, the security interest in favor of the Notes Collateral Agent in that portion of the Article 9 Collateral described in the Financing Statements (other than with respect to the Mortgage

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UCC Collateral) will be perfected upon the proper filing of the Financing Statements in the office of the Secretary of State of the State of Delaware. For purposes of our opinion set forth in this paragraph 17, we have base such opinion solely on our review of the generally available compilations of Article 9 of the Delaware UCC as in effect on the date hereof and we have not reviewed any other laws of the State of Delaware except as expressly stated in this opinion letter or retained or relied on any opinion or advice of Delaware counsel.

18.	With respect to that portion of the Article 9 Collateral consisting of the Pledged Stock (as defined in the Security Agreement), upon the Notes Collateral Agent’s taking possession in the State of New York of such certificates which are in registered form, issued or endorsed in the name of the Notes Collateral Agent or in blank by an effective endorsement or accompanied by undated stock powers with respect thereto duly endorsed in the name of the Notes Collateral Agent or in blank by an effective endorsement, the security interest of the Notes Collateral Agent therein is perfected by “control” within the meaning of Section 8.106 of the New York UCC.

19.	The Mortgages and Lease Mortgages are in proper form (a) to be accepted for recording by the County Clerks of the Counties identified with respect thereto on Schedule 4 hereto, in their respective real property records, (b) upon such recording, to provide notice to third parties of (i) the mortgage liens on the interest of the Co-Issuers or Guarantors, as applicable, in the Collateral comprising the real property described therein and (ii) the security interests in the interest of the Co-Issuers or Guarantors, as applicable, in the Article 9 Collateral described therein, constituting fixtures, timber to be cut and as-extracted collateral (the “Mortgage UCC Collateral”). The Mortgages and the Lease Mortgages constitute financing statements for purposes of the Texas UCC.

Because the primary purpose of our engagement was not to establish factual matters and many of the statements in the Time of Sale Document and Final Offering Circular are wholly or partially non-legal in character, we have not independently verified and are not passing upon and do not assume any responsibility for the accuracy, completeness or fairness of the statements contained therein. We have participated, however, in conferences with officers and other representatives of the Co-Issuers and the Guarantors, representatives of the independent certified public accountants of thereof and representatives of the Initial Purchaser and its counsel, at which conferences the contents of the Time of Sale Document and the Final Offering Circular and related matters were discussed. On the basis of the foregoing, we advise you that no facts have come to our attention that would lead us to believe that the Time of Sale Document or the Final Offering Circular, as of its date or at the date hereof, included or includes an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. We express no view, belief or comment with respect to the form, accuracy, completeness or fairness of the financial statements, notes or schedules thereto, or other financial data or accounting information included in the Time of Sale Document and the Final Offering Circular.

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